Exhibit 99.1

Christopher Taylor

Investor Relations

781-398-2466

Sarah Emond

Media Relations

781-398-2544

For Immediate Release

Full Results Released from Phase III Trial Comparing Five-Day and Seven-Day Treatment

of FACTIVE® Tablets for Community-Acquired Pneumonia

— FACTIVE demonstrates high rates of clinical success against CAP —

Montreal, Canada, September 18, 2005 – Data from the study of Oscient Pharmaceuticals’ (Nasdaq: OSCI) FDA-approved fluoroquinolone antibiotic, FACTIVE® (gemifloxacin mesylate) tablets, for the potential five-day treatment of mild to moderate community-acquired pneumonia (CAP) is being presented in a poster at the Second International Conference on Community-Acquired Pneumonia (ISC-CAP 2005) in Montreal, Canada. In a non-inferiority Phase III trial, a five-day course of therapy with FACTIVE was shown to be as effective as the FDA-approved seven-day course of treatment, with both arms displaying excellent clinical response rates. Further, data showed that the bacteriological and radiologic success rates with five days of therapy were also non-inferior to the success rates with seven days of therapy.

“More and more, we are seeing the benefits of using a short course of antibiotic therapy to treat respiratory tract infections,” stated Thomas File, M.D., Professor of Internal Medicine, Northwestern Ohio Universities College of Medicine and first author on the poster. “Conventional wisdom in the infectious diseases community is shifting to use the most potent agent within an antimicrobial class and to use shorter courses of therapy for infections such as community-acquired pneumonia. These encouraging data support the potential use of FACTIVE, the most potent agent (in vitro) in its class, for the five-day treatment of CAP.”

The multicenter, double-blind study enrolled 510 patients with CAP, with 468 patients comprising the per protocol group. Investigators measured clinical and bacteriological response at end of therapy as well as clinical, bacteriological and radiologic response at follow-up (two to three weeks post therapy). Clinical response at follow-up, the primary endpoint, in the per protocol group was 95% for the five-day treatment arm and 92% for the seven-day treatment arm [95% CI: -1.46, 7.47], demonstrating non-inferiority between the two groups. Further, clinical response at end of therapy in the per protocol group was 96% for the five-day group and 96% for the seven-day group [95% CI: -3.85, 3.42]. The study also yielded encouraging results for bacteriological response. Bacteriological response in the per protocol population was 91% for the five-day and seven-day groups at follow-up [95% CI: -6.84, 8.03] and 94% for the five-day group and 96% for the seven-day group [95% CI: -8.27, 3.25] at end of therapy. The study demonstrated radiologic response at follow-up in the per protocol population of 98% for the five-day arm and 95% for the seven-day arm [95% CI: -0.01, 7.42].

FACTIVE was well-tolerated in the study, with a low withdrawal rate due to adverse events: 1.2% for the five-day group and 2.0% for the seven-day group. The most common adverse event

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ISC-CAP Conference

September 18, 2005

reported was a laboratory finding of elevated liver enzymes (increased ALT and increased AST). Analysis of all ALT/AST values demonstrated no association between the increase in these laboratory findings and treatment with FACTIVE and, importantly, no patients displayed heptatotoxic effects. In addition, the rate of drug-related rash in both treatment groups was low: 0.4% for the five-day arm and 2.8% for the seven-day arm. There were no withdrawals due to rash.

“We are encouraged by the full results of this trial as we work to file a supplemental New Drug Application (sNDA) for this claim with the FDA by the end of this year,” stated Steven M. Rauscher, President and CEO of Oscient Pharmaceuticals. “Moving to a five-day course of therapy for CAP to supplement the existing five-day treatment indication for acute bacterial exacerbations of chronic bronchitis would position FACTIVE as the most potent short-course treatment option for physicians in treating these two serious conditions.”

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the five-day treatment of acute bacterial exacerbations of chronic bronchitis and the seven-day treatment of community-acquired pneumonia of mild to moderate severity. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated diarrhea (CDAD).

Important Safety Information about FACTIVE Tablets

The most common (more than 2% incidence) drug-related side effects reported in FACTIVE clinical trials were diarrhea (3.6%), rash (2.8%) and nausea (2.7%). In clinical trials, drug-related rash was reported in 2.8% of patients receiving gemifloxacin and was more commonly observed in patients less than 40 years of age, especially females. The incidence of rash increases with treatment longer than the maximum-labeled duration of 7 days. In clinical trials, the discontinuation rate due to drug-related adverse events was similar for FACTIVE tablets and comparators (2.2% versus 2.1%, respectively).

Gemifloxacin is contraindicated in patients with a history of hypersensitivity to gemifloxacin, fluoroquinolone antibiotic agents, or any of the product components. Patients receiving marketed fluoroquinolones have reported serious and occasionally fatal hypersensitivity and/or anaphylactic reactions, peripheral neuropathy, antibiotic-associated colitis and tendon ruptures. Gemifloxacin should be discontinued immediately at the first sign of any of these events.

Fluoroquinolones may prolong the QT interval in some patients. Gemifloxacin should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders (hypokalemia or hypomagnesemia), and patients receiving Class IA or Class III antiarrhythmic agents. In clinical studies with gemifloxacin, CNS effects have been reported infrequently. As with other fluoroquinolones, gemifloxacin should be used with caution in patients with known or suspected CNS diseases. If CNS reactions occur, gemifloxacin should be discontinued and appropriate measures instituted.

No significant drug-drug interactions were seen with theophylline, digoxin, oral contraceptives, cimetidine, omeprazole, and warfarin, although patients receiving a fluoroquinolone concomitantly with warfarin should be monitored closely. Drug-drug interactions include probenicid, sucralfate, antacids containing aluminum or magnesium, iron, multivitamins containing metal cations, and didanosine. The safety and effectiveness of gemifloxacin in children, adolescents (less than 18 years of age), pregnant women, and lactating women have not been established. For complete safety and efficacy information, please see the full prescribing information available at www.factive.com.

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September 18, 2005

Forward-Looking Statement

This press release may contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding (i) the timing of the filing of a New Drug Application for the use of FACTIVE to treat community acquired pneumonia with a five day course of therapy, and (ii) the benefits of a short course of therapy with antibiotics such a label claim may provide to patients and Oscient. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning matters discussed in this document. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether we will be able to file the proposed NDA prior to the end of the year and whether any such NDA will be approved so that we can expand the indications for which FACTIVE is approved, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates and (iii) our inability to successfully commercialize FACTIVE or promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customer; and competition from other products. In addition, there is no assurance that the Company will enter into a co-promotion agreement with respect to FACTIVE on terms that are favorable to the Company or at all. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Factors Affecting Future Operating Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2005 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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